Exhibit 14.1

CODE OF CONDUCT

FOR THE BOARD OF DIRECTORS

FOR

ENDO INTERNATIONAL plc

I.

The Board of Directors (the “Board”) of Endo International plc (“the Company”) has adopted the following Code of Conduct for the Board. This Code is intended to focus the Board and each Director on areas of ethical risk; provide guidance to Directors to help them recognize and deal with ethical issues; provide mechanisms to report unethical conduct and help foster a culture of ethics and compliance. Each Director must comply with this Code.

No Code can anticipate every situation that may arise and Directors are encouraged to bring questions about particular circumstances that may relate to one or more of the provisions of this Code to the attention of the Chairman of the Nominating & Governance Committee. Directors who also serve as Executive Officers of the Company should read this Code in conjunction with the Company’s Code of Conduct.

II.

In performing their Board and Board Committee functions, Directors will:

•	Act diligently, honestly and in good faith.

•	Provide leadership in advancing the Company’s values, mission and strategic imperatives.

•	Discharge their duties, as members of the Board and of any Board Committee on which they serve, in accordance with their good faith business judgment and in the best interests of the Company and its shareholders.

•	Become and remain familiar with the Company’s business and understand the Company’s principal business plans, strategies and objectives, operational results and financial condition.

•	Commit the time necessary to prepare for, attend (in person or telephonically, as appropriate) and actively participate in regular and special meetings of the Board and of the Board Committees on which they serve.

•	Avoid conflicts of interest between the Director and the Company, including by means of offering to the Chairman of the Board to recuse himself or herself in the case that he or she has a conflict of interest.

•	Not receive or have a member of their immediate family[1] receive improper personal benefits as a result of their position as a Director of the Company.

•	Directors should be and remain familiar with the independence requirements of The Nasdaq Stock Market, Inc. and the Toronto Stock Exchange and the Securities and Exchange Commission. In the event that any circumstances or conditions arise that could impact a Director’s ability to meet these requirements, the Chairman of the Board and the Chairman of the Board’s Nominating and Governance Committee should be informed. If the Director holds these positions, the Chairman of the Audit Committee should be informed.

•	Not enter into, without the prior approval of the disinterested members of the Board, or in accordance with an agreement with the Company, as the case may be, any transaction or relationship with the Company in which they will have a financial or personal interest (either directly or indirectly, such as through a family member or other person or organization with which they are associated), or any transaction or situation which otherwise involves a conflict of interest.

•	Not offer, give or receive gifts or other items of value from persons or entities who deal with the Company in those cases where any such gifts are more than modest value, or where acceptance of the gifts could create the appearance of a conflict of interest.

•	Not use Company assets, labor or information for personal use unless approved by the Chairman of the Audit Committee or in accordance with an agreement with the Company, as the case may be.

•	Maintain the confidentiality of all non-public information about the Company nor use such information other than in furtherance of the Company’s interests, in each case in accordance with the Confidentiality Policy attached as Exhibit A or in accordance with an agreement entered into with the Company, as the case may be.

•	Abide by the Company’s Insider Trading Policy.

III.

•	Directors should promote ethical behavior by encouraging employees to report violations of law or the Company’s Code of Conduct to appropriate personnel and by informing employees that retaliation against an employee who makes a good faith report will not be tolerated.

•	Directors should communicate any suspected violations of the Code promptly to the Chairman of the Audit Committee. Violations will be investigated by the Board of Directors or by persons designated by the Board and appropriate action will be taken in the event of any violations of the Code.

IV.

•	The Company recognizes that in order to obtain the service of Directors with relevant industry knowledge and expertise, the Company must not unduly restrict Directors from engaging in lines of business similar to those of the Company. Therefore, no Director shall be prohibited, by virtue of service as a Director of the Company, from (i) directly or indirectly engaging in the same or similar business activities or lines of business as the Company, including those deemed to be competing with the Company’s business, or (ii) directly or indirectly doing business with any client, customer or supplier of the Company.

•	In the event that any Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company solely as a result of his or her position on the Board, such Director may not direct such corporate opportunity to any person other than the Company. Other than pursuant to the preceding sentence, no Director shall be obligated to inform the Company of any corporate opportunity or otherwise take or refrain from any action with respect thereto.

[1]	New York Stock Exchange Rule 303A(2)(b) defines “immediate family” to include a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in law, and anyone (other than domestic help) that share such person’s home.

•	Any waiver of this Code for a Director or any waiver of the Company’s Code of Conduct for an Executive Officer of the Company may be made only by the Board of Directors or a Committee of the Board and will be disclosed if required by law or stock exchange requirements.

•	The Directors shall certify compliance with this Code of Conduct and the Company’s other related policies annually.

Adopted by the Board of Directors of

Endo International plc

on May 3, 2016

*   *   *

Exhibit A

Confidentiality Policy

1.	For purposes of this confidentiality policy, “Confidential Information” shall mean all non-public or proprietary information that has been or will be disclosed by the Company, or one of its Affiliates, to a Director, whether set forth orally or in writing which may relate to among other things, the Company’s business interests, technical information, clinical data, product specifications, product development plans and ideas, marketing plans and ideas, manufacturing information, financial information, strategic considerations or business operations.

2.	For purposes of this confidentiality policy, “Affiliate” means with respect to a particular party, a person, corporation or partnership or other entity that controls, is controlled by or under common control with such party. For the purposes of this definition, “control” (including the correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

3.	The following shall not be considered Confidential Information subject to this confidentiality policy:

(a)	information that, prior to the time of disclosure, is in the public domain;

(b)	information that, after disclosure, becomes part of the public domain by publication or otherwise; provided that such publication is not in violation of this confidentiality policy or, to the relevant Director’s knowledge, any confidentiality agreement to which such Director or any of his or her Affiliates is party;

(c)	information that the relevant Director can establish in writing was already known to it or was in its possession prior to the time of disclosure and was not acquired, directly or indirectly, from such Director;

(d)	information that the relevant Director lawfully received from a third party; provided however, that such third party was not obligated to hold such information in confidence;

(e)	information that was independently developed by the relevant Director without reference to any Confidential Information as established by appropriate documentation; and

(f)	information that the relevant Director is compelled to disclose by a court or other tribunal of competent jurisdiction; provided, however, that in such case the relevant Director shall immediately give as much advance notice as feasible to the Company so that the Company may seek a protective order or other remedy from said court or tribunal. In any event, the relevant Director shall disclose only that portion of the Confidential Information that, in the opinion of his or her legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

4.	Each Director shall not use nor disclose to any third party Confidential Information of the Company for any purpose other than for the purposes set forth in this Agreement. Subject to the foregoing, each Director hereby agrees to hold in strictest confidence any and all Confidential Information disclosed by the Company to such Director and shall use such information solely for the purpose carrying out the business of the Company.

5.	Without limitation to the obligations set forth in paragraph 4, each Director shall not disclose any such Confidential Information to any person other than (x) other Directors, (y) senior executives of the Company, attorneys of the Company, or advisors of the Company bound by confidentiality obligations to the Company at least as restrictive as those contained in this confidentiality policy and (z) (A) in the case of Confidential Information that is financial performance information regarding the Company, to such Director’s attorneys or any personnel employed by, or acting as an independent contractor designated as a senior advisor of, such Director’s Affiliates (other than the Company and its Affiliates) or (B) in the case of any other Confidential Information, to a limited group of personnel employed by, or acting as independent contractors designated as senior advisors to, such Director’s Affiliates, in each case identified in advance of such disclosure by such Director to the Chairman of the Board from time to time, in the case of each of clauses (A) and (B), so long as such personnel (i) have a need to know such information to facilitate the performance by the Director of his or her duties as a director of the Company, (ii) have knowledge and expertise relevant to the matter and (iii) such personnel shall be informed that such information is highly confidential and shall be bound by confidentiality obligations at least as restrictive as those contained in this confidentiality policy.

6.	Upon written request of the Company, each Director shall return promptly to the Company (or, such Director’s option, destroy) all Confidential Information furnished to him or her, including any copies thereof and notes, extracts, or derivative materials based thereon (provided that if the Director so opts to destroy, the Director shall confirm and certify such destruction in writing to the Company); and shall keep confidential and not use in any way detrimental to the Company any analyses, compilations, studies or other documents which reflect any of the Confidential Information.

7.	Title to, and all rights emanating from the ownership of, all Confidential Information disclosed to the Directors shall remain vested in the Company or any of its Affiliates. Nothing herein shall be construed as granting any license or option, in favor of the Directors, in such Confidential Information under any patent, copyright and/or any other rights now or hereafter held by the Company or any Affiliate of the Company in or as a result of such Confidential Information other than as specifically agreed upon by the parties.